EXHIBIT 99.1

Zeranovia™ Weight Loss Product Shows Promising Results in Dosage Trial

LAS VEGAS, March 13, 2025 (GLOBE NEWSWIRE) -- via IBN -- BioAdaptives Inc. (OTC: BDPT) today announced the successful completion of dosage trials for its innovative weight loss product, Zeranovia™. The trial demonstrated significant weight loss results with minimal side effects, marking a crucial product development milestone.

During the trial, participants experienced weight loss ranging from 5 to 7 pounds per week. Side effects were minimal, with the most common being mild gastrointestinal discomfort, which was easily managed by increasing water intake or adjusting the product dosage.

“We are thrilled with the results of this dosage trial,” said James Keener, CEO. “The consistent weight loss across participants, coupled with the manageable side effect profile, indicates that Zeranovia™ has the potential to be a game-changer in the weight loss market.”

Key findings from the dosage trial include:

Consistent weight loss across participants

Minimal side effects, easily managed with simple adjustments

High participant satisfaction, with all trial subjects requesting to proceed to the next phase

Based on these promising results, BioAdaptives is moving forward with dosage adjustments for the next stage of clinical trials. The company is optimistic about the product's potential to address the growing global need for effective and safe weight loss solutions.

“The enthusiasm from our trial participants is incredibly encouraging,” added Keener. “Their eagerness to continue with the next phase of testing speaks volumes about the product's effectiveness and tolerability.”

BioAdaptives is committed to developing innovative solutions for weight management. The company anticipates releasing further updates as the clinical trial progresses.

About BioAdaptives, Inc.

BioAdaptives, Inc. (OTC: BDPT) is a leading innovator in the health and wellness industry. We are dedicated to developing and marketing nutraceutical and wellness products that harness the power of natural ingredients and cutting-edge science. Our mission is to improve the quality of life for our customers by offering products that support optimal health and vitality.

For more information, please visit our website at www.bioadaptives.com.

Contact Information:

BioAdaptives, Inc.

Emily Harrison

IR Coordinator

(702)-659-8829

2620 Regatta Dr, Suite 102

Las Vegas, NV 89128

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding expected growth, potential benefits of the company's products, and future business opportunities. These statements involve risks, uncertainties, and other factors that may cause actual results or developments to differ materially from those expressed or implied.